Exhibit 15

November 5, 2014

Avista Corporation
Spokane, Washington
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended September 30, 2014 and 2013, as indicated in our report dated November 5, 2014; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, is incorporated by reference in Registration Statement Nos. 2-81697, 2-94816, 033-54791, 333-03601, 333-22373, 333-33790, 333-47290, 333-126577, and 333-179042 on Form S-8; in Registration Statement Nos. 333‑187306 and 333-177981 on Form S-3; and in Registration Statement No 333-194310 on Form S-4/A filed on May 8, 2014.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington